Exhibit 99.1

Contacts: Investors: Emily Faucette Genomic Health 650-569-2824 investors@genomichealth.com Media: Victoria Steiner Genomic Health 650-569-2499 media@genomichealth.com

Genomic Health Announces Year-End 2014 Financial Results, Provides 2015 Financial Outlook

12% Increase in Full-Year Test Volume; 6% Increase in Full-Year Product Revenue

NHS England Agreed to Access Program for Oncotype DX® Breast Cancer Test beginning April 1, 2015

New Liquid Biopsy Study Accepted for Presentation at American Urological Association (AUA) Annual Meeting

Conference Call Today at 4:30 p.m. ET

REDWOOD CITY, Calif., February 10, 2015 — Genomic Health, Inc. (Nasdaq: GHDX) today reported financial results and business progress for the quarter and year ended December 31, 2014.

Product revenue was $69.1 million in the fourth quarter of 2014, compared with $67.1 million for the fourth quarter of 2013, an increase of 3 percent.  Total revenue for the fourth quarter of 2014 was $69.1 million, compared with $68.8 million in the fourth quarter of 2013, which included $1.8 million of contract revenue.

Product revenue was $275.7 million for the full-year 2014, compared with $259.2 million in 2013, an increase of 6 percent.  Total revenue for the year ended December 31, 2014 increased to $275.7 million, compared with $261.6 million in 2013.

International product revenue was $10.3 million and represented 15 percent of product revenue in the fourth quarter of 2014. International product revenue for the full-year 2014 was $45.0 million, representing 16 percent of product revenue, and grew 19 percent compared to the prior year.

Net loss was $6.3 million for the fourth quarter of 2014, compared with net loss of $9.4 million in the fourth quarter of 2013.

Net loss was $24.6 million for the year ended December 31, 2014, compared with net loss of $12.8 million for the year ended December 31, 2013.

Basic and diluted net loss per share was $0.20 for the fourth quarter of 2014, compared with a basic and diluted net loss per share of $0.30 for the same period in 2013. Basic and diluted net loss per share was $0.78 for the year ended December 31, 2014, compared with a basic and diluted net loss per share for the year ended December 31, 2013 of $0.42.

“In 2014, we delivered solid growth driven by increased worldwide penetration of the Oncotype DX breast cancer market and growing U.S. adoption of our prostate cancer test,” said Kim Popovits, Chairman of the Board, Chief Executive Officer and President of Genomic Health. “With multiple published prostate cancer studies, additional positive DCIS data and an established pathway for our breast cancer test through NHS in the UK, we believe we are well positioned for near-term growth in these new markets as our aggressive investments begin to pay off.  Additionally, we are advancing our pipeline with larger-scale clinical studies to support the launch of our first liquid biopsy test in 2016.”

Additional Year-End 2014 Financial Results

Total operating expenses for the full year 2014 were $299.3 million, compared with total operating expenses of $273.4 million in 2013.

Cash and cash equivalents and short-term investments at December 31, 2014 were $103.7 million, compared with $105.4 million at December 31, 2013.

More than 95,610 Oncotype DX® test results were delivered for the year ended December 31, 2014, an increase of 12 percent, compared with more than 85,500 test results delivered in 2013.  In the fourth quarter of 2014, more than 24,770 Oncotype DX test results were delivered, an increase of 9 percent, compared with more than 22,720 test results delivered in the same period in 2013.  International tests delivered grew 23 percent compared to the prior year and represented approximately 20 percent of total test volume in 2014.

2015 Financial Guidance

The company is providing the following financial guidance for the full-year ending December 31, 2015:

•                  Total revenue of $292 to $305 million;

•                  Net loss between $17 and $24 million, or basic net loss per share of between $0.53 and $0.75; and

•                  Oncotype DX tests delivered of 102,000 to 109,000.

“In 2015, we plan to narrow our full-year loss and deliver a profit in the fourth quarter,” said Brad Cole, Chief Operating Officer and Chief Financial Officer of Genomic Health. “With anticipated reimbursement for our prostate cancer test in the U.S., our breast cancer test in the UK being available through NHS and increasing DCIS adoption, we expect product revenue to grow between six and 11 percent with double digit year-over-year growth in the second half of 2015.”

Recent Business Highlights:

Oncotype DX Commercial Progress

•                  Announced that beginning April 1, 2015 the Oncotype DX breast cancer test will be available for eligible breast cancer patients through the National Health Service (NHS) in England as the only multi-gene breast cancer test recommended as an option by NICE for chemotherapy treatment decision-making.

•                  Received positive reimbursement decision for the Oncotype DX breast cancer test through the mandatory health insurance system in Switzerland.

•                  ECOG-ACRIN Cancer Research Group announced a new NCI-sponsored clinical trial for women with newly diagnosed DCIS (ductal carcinoma in situ) which requires the Oncotype DX DCIS Score to estimate the risk of recurrence to guide the use of radiation following lumpectomy.

Pipeline, Presentations and Publications

•                  Presented positive results from the second large, independent clinical validation study of Oncotype DX in patients with DCIS breast cancer at the San Antonio Breast Cancer Symposium (SABCS).  Results of this study, the largest genomic study in DCIS to date, reconfirm that Oncotype DX is a strong, independent predictor of any local recurrence.

•                  Presented first prospective outcomes data from a large European invasive breast cancer trial led by the Women’s Healthcare Study Group, WSG, demonstrating 98.3 percent recurrence free survival among patients identified as low risk by Oncotype DX at three-year follow-up.

•                  Received acceptance to present ten studies at the upcoming 14th St. Gallen Breast Cancer Conference in March.

•                  Twenty studies across multiple cancers, including a new liquid biopsy study, were accepted for presentation at recent and upcoming U.S. medical meetings including the American Society of Clinical Oncology (ASCO) Gastrointestinal and Genitourinary Cancers Symposiums, United States & Canadian Academy of Pathology (USCAP) annual meeting and American Urological Association (AUA) annual meeting.

•                  European Urology published the results from the latest validation study of the Oncotype DX prostate cancer test, conducted in collaboration with the Center for Prostate Disease Research.

•                  Results of the first decision impact study of the Oncotype DX prostate cancer test were accepted for publication in Urology Practice, an official journal of the American Urological Association.

•                  Presented results from two studies of the Oncotype DX prostate cancer test demonstrating its value in low- and intermediate-risk prostate cancer to enable physicians and patients to avoid over- and under-treatment of the disease at the Society of Urologic Oncology (SUO) Annual Meeting.

•                  Advanced the development of novel liquid biopsy-based cancer tests with the presentation of positive results from the first two feasibility studies assessing multiple technologies, including next-generation sequencing, for their ability to detect and characterize the presence of bladder cancer DNA in urine and breast cancer DNA in blood, at SUO and SABCS, respectively.

Conference Call Details

To access the live conference call today, February 10 at 4:30 p.m. Eastern Time via phone, please dial (877) 303-7208 from the United States and Canada or +1 (224) 357-2389 internationally.  The conference ID is 75998165.  Please dial in approximately ten minutes prior to the start of the call.  To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at http://investor.genomichealth.com/events.cfm. Please connect to the web site at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Oncotype DX®

The Oncotype DX® portfolio of breast, colon and prostate cancer tests applies advanced genomic science to reveal the unique biology of a tumor in order to optimize cancer treatment decisions. With half a million patients tested in more than 70 countries, the Oncotype DX tests have redefined personalized medicine by making genomics a critical part of cancer diagnosis and treatment. To learn more about OncotypeDX tests, visit: www.OncotypeDX.com, www.mybreastcancertreatment.org and  www.myprostatecancertreatment.org.

About Genomic Health

Genomic Health, Inc. (NASDAQ: GHDX) is the world's leading provider of genomic-based diagnostic tests that address both the overtreatment and optimal treatment of early-stage cancer, one of the greatest issues in healthcare today. The company is applying its world-class scientific and commercial expertise and infrastructure to lead the translation of massive amounts of genomic data into clinically-actionable results for treatment planning throughout the cancer patient's journey, from diagnosis to treatment selection and monitoring.  The company is based in  Redwood City, California with European headquarters in Geneva, Switzerland. For more information, please visit www.GenomicHealth.com and follow the company on Twitter: @GenomicHealth, Facebook and LinkedIn.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the company’s belief that positive study results will drive further reimbursement and adoption of its prostate cancer and breast cancer tests; the company’s expectations regarding reporting study results; the company’s beliefs regarding its liquid biopsy platform and the timing of a liquid biopsy test; the company’s intent to continue its investments in DCIS, prostate cancer and international markets; the company’s expectations regarding full year 2015 results; the attributes and focus of the company’s product pipeline; the applicability of clinical study results to actual outcomes; the company’s beliefs regarding the benefits and attributes of its tests; the ability of any potential tests the company may develop to optimize cancer treatment; and the ability of the company to develop and commercialize additional tests in the future. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: the risks and uncertainties associated with the regulation of the company’s tests; the results of clinical studies and their impact on reimbursement and adoption; the applicability of clinical study results to actual outcomes; the company’s ability to develop and commercialize new tests and expand into new markets domestically and internationally; the risk that the company may not obtain or maintain sufficient levels of reimbursement, domestically or abroad, for its existing tests and any future tests it may develop; the risks of competition; unanticipated costs or delays in research and development efforts; the company’s ability to obtain capital when needed and the other risks set forth in the company’s filings with the Securities and Exchange Commission, including the risks set forth in the company’s Quarterly  Report on Form 10-Q for the quarter ended September 30, 2014. These forward-looking statements speak only as of the date hereof. Genomic Health disclaims any obligation to update these forward-looking statements.

NOTE: The Genomic Health logo, Oncotype, Oncotype DX, Recurrence Score, and DCIS Score are trademarks or registered trademarks of Genomic Health, Inc. All other trademarks and service marks are the property of their respective owners.

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GENOMIC HEALTH, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	Unaudited		Unaudited
REVENUES:
Product revenues	$69,126	$67,060	$275,706	$259,192
Contract revenues	—	1,759	—	2,403

Total revenues	69,126	68,819	275,706	261,595

OPERATING EXPENSES (1)(2):
Cost of product revenues	12,501	10,815	48,742	42,100
Research and development	13,346	24,144	56,064	66,333
Selling and marketing	34,347	29,016	134,858	110,602
General and administrative	14,919	13,340	59,669	54,392
Total operating expenses	75,113	77,315	299,333	273,427

Loss from operations	(5,987)	(8,496)	(23,627)	(11,832)

Interest income	48	49	192	222
Impairment in investments	—	(643)	—	(643)
Other income (expense), net	(227)	(157)	(764)	(158)

Loss before income taxes	(6,166)	(9,247)	(24,199)	(12,411)

Income tax expense	101	122	393	346

Net loss	$(6,267)	$(9,369)	$(24,592)	$(12,757)

Basic and diluted net loss per share	$(0.20)	$(0.30)	$(0.78)	$(0.42)

Shares used in computing basic and diluted net loss per share	31,791	30,908	31,453	30,512

(1)         Included in operating expenses for the three months ended December 31, 2014 were non-cash charges of $5.6 million, including $3.9 million of stock-based compensation expense and $1.7 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2013 of $6.1 million, including $4.6 million of stock-based compensation expense and $1.5 million of depreciation and amortization expenses.

(2)         Included in operating expenses for the twelve months ended December 31, 2014 were non-cash charges of $23.4 million, including $16.5 million of stock-based compensation expense and $6.9 million of depreciation and amortization expenses, compared with non-cash charges for the same period in 2013 of $23.8 million, including $17.5 million of stock-based compensation expense and $6.3 million of depreciation and amortization expenses.

GENOMIC HEALTH, INC.

Condensed Consolidated Balance Sheets

(In thousands)

	As of December 31, 2014	As of December 31, 2013
	(Unaudited)	(1)

Cash and cash equivalents	$29,726	$33,279
Short-term marketable securities	73,934	72,071
Accounts receivable, net	34,916	29,446
Prepaid expenses and other current assets	9,944	10,196
Total current assets	148,520	144,992

Property and equipment, net	21,860	18,290
Other assets	15,541	13,752
Total assets	$185,921	$177,034

Accounts payable	$6,987	$5,160
Accrued expenses and other current liabilities	31,016	24,086
Deferred revenues	335	586
Other liabilities	2,070	2,221
Stockholders’ equity	145,513	144,981
Total liabilities and stockholders’ equity	$185,921	$177,034

(1)         The condensed consolidated balance sheet at December 31, 2013 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.